Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

- 2013 Total revenue of $346.5 million, up 23.6% year-over-year

- 2013 Adjusted EBITDA of $96.7 million, up 20.4% year-over-year

- 2013 ending paid listings of approximately 890,000, up 25.0% year-over-year; or 29.5% as adjusted

- Q4 2013 Adjusted Renewal Rate of 75.3%, up from 74.4% in Q4 2012

- Completed acquisition of Stayz, Australia’s leading vacation rental group

Austin, Texas – February 19, 2013 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the fourth quarter and full year ended December 31, 2013.

Management Commentary

“As we look back on 2013, we’re thrilled with HomeAway’s accomplishments, all of which advanced our mission to make every vacation rental in the world available to every traveler in the world through our online marketplace,” says Brian Sharples, chief executive officer of HomeAway. “In addition to achieving our financial objectives, we delivered against our goal to reignite listings growth, delivering nearly 30% adjusted growth in total listings, up significantly from 13% in the prior quarter. While this growth is largely fueled by robust and pent up demand for our new pay-per-booking offering as well as acquisitions, the health of our subscription business also remains strong, with our renewal rate improving one percentage point sequentially to 75%, as adjusted.”

Mr. Sharples continued, “The fourth quarter also marked the advancement of several strategic initiatives including the roll-out of pay-per-booking, the ongoing advancement of our e-commerce platform, and the acquisition of Stayz, which solidifies our strong position in Asia Pacific. We’re excited about our prospects in 2014, particularly as we begin to realize the impact from the progress made in 2013. Our approach to growth will remain measured, ensuring we make the necessary investments to support the ongoing expansion of our global marketplace.”

Fourth Quarter 2013 Financial Highlights

•	Total revenue increased 26.1% to $90.3 million from $71.6 million in the fourth quarter of 2012. On an FX neutral basis, year-over-year revenue growth was 24.9%. Growth in total revenue primarily reflected an increase in average revenue per listing as a result of tiered pricing and bundled product offerings, an increase in new listings and the benefit of ancillary product and service revenue.

•	Listing revenue increased 25.5% to $78.4 million from $62.5 million in the fourth quarter of 2012. On an FX neutral basis, year-over-year listing revenue growth was 24.1%.

•	Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 30.8% to $11.9 million from $9.1 million in the fourth quarter of 2012. Growth in other revenue primarily reflected the increased adoption of value-added owner, manager and traveler products.

•	Adjusted EBITDA decreased 1.4% to $21.0 million from $21.3 million in the fourth quarter of 2012. As a percentage of revenue, adjusted EBITDA was 23.3% compared to 29.8% in the fourth quarter of 2012. Impacting year-over-year comparability of Adjusted EBITDA was approximately $3.8 million in one-time expenses related to the acquisition of Stayz in the fourth quarter of 2013. Excluding these one-time acquisition-related expenses, Adjusted EBITDA would have increased 16.4% year-over-year.

•	Free cash flow increased 6.8% to $23.4 million from $21.9 million in the fourth quarter of 2012.

•	Net loss attributable to HomeAway was $1.6 million, or a loss of $0.02 per diluted share, compared to net income attributable to HomeAway of $4.5 million, or $0.05 per diluted share, in the fourth quarter of 2012. Net loss attributable to HomeAway for the fourth quarter of 2013 is inclusive of one-time expenses related to the acquisition of Stayz.

•	Non-GAAP net income was $6.9 million, or $0.08 per diluted share, compared to non-GAAP net income of $11.6 million, or $0.14 per diluted share, in the fourth quarter of 2012. Non-GAAP net income for the fourth quarter of 2013 is inclusive of one-time expenses related to the acquisition of Stayz.

Full Year 2013 Financial Highlights

•	Total revenue increased 23.6% to $346.5 million from $280.4 million in 2012. On an FX neutral basis, year-over-year revenue growth was 23.0%.

•	Listing revenue increased 23.6% to $294.7 million from $238.4 million in 2012. On an FX neutral basis, year-over-year listing revenue growth was 22.9%.

•	Other revenue increased 23.4% to $51.8 million from $42.0 million in 2012.

•	Adjusted EBITDA increased 20.4% to $96.7 million from $80.3 million in 2012. As a percentage of revenue, adjusted EBITDA was 27.9% compared to 28.7% in 2012. Excluding one-time expenses related to the acquisition of Stayz in the fourth quarter of 2013, Adjusted EBITDA would have increased 25.1% year-over-year.

•	Free cash flow increased 9.0% to $93.0 million from $85.3 million in 2012.

•	Net income attributable to HomeAway was $17.7 million, or $0.20 per diluted share, compared to net income attributable to HomeAway of $15.0 million, or $0.18 per diluted share, in 2012.

•	Non-GAAP net income was $49.8 million, or $0.56 per diluted share, compared to non-GAAP net income of $40.6 million, or $0.48 per diluted share, in 2012.

•	Cash, cash equivalents and short-term investments as of December 31, 2013 were $391.4 million, or approximately $4.43 per diluted share.

Key Business Metrics

•	Paid listings at the end of the fourth quarter were 889,875, a year-over-year increase of 25.0% from 711,631 at the end of the fourth quarter of 2012.

•	Average revenue per listing during the fourth quarter was $377, an 8.0% increase from $349 during the fourth quarter of 2012. Excluding the impact of FX and performance-based listings, average revenue per subscription listing increased 13.2% year-over-year.

•	Renewal rate was 72.5% at the end of the fourth quarter, compared to 73.8% at the end of the fourth quarter of 2012 and 71.7% at the end of the third quarter of 2013.

•	Visits were 145.8 million during the fourth quarter, a year-over-year increase of 17.6%. During the fourth quarter of 2012, HomeAway began using a different tool for the measurement of visits for certain of its websites. On a comparable basis, HomeAway estimates that visits would have increased by 15.6% year-over-year.

Note: The recent ability of customers to consolidate listings and to purchase network product bundles impacts comparability of HomeAway’s previously reported metrics for the fourth quarter of 2013, and for future periods. Absent this change, HomeAway estimates for the fourth quarter of 2013:

•	Year-over-year paid listings growth would have been approximately 29.5%;

•	Average revenue per listing would have been $357 and when excluding the impact of the same adjustments for consolidated listings and new bundled offerings, in addition to FX and performance-based listings, average revenue per subscription listing would have been up 7.8% year-over-year; and

•	Renewal rate would have been 75.3%, compared to 74.4% at the end of the fourth quarter of 2012 and 74.2% at the end of the third quarter of 2013.

Corporate Developments

On December 4, 2013, HomeAway announced the acquisition of Stayz Group, the publisher of Stayz.com.au and the leading online vacation rental marketplace in Australia with approximately 40,000 Listings. The Stayz Group, which also includes Rentahome.com.au, TakeABreak.com.au, and YesBookIt, was purchased from Fairfax Digital, a division of Fairfax Media Limited (ASX:FXJ), for approximately US$197 million in an all-cash transaction.

On December 17, 2013, HomeAway announced the completion of an underwritten public offering of 6,921,424 shares of its common stock by the company and the selling stockholders at a price of $37.00 per share. The aggregate amount includes 902,794 shares sold pursuant to the full exercise by the underwriters of their option to purchase additional shares from the selling stockholders. HomeAway received net proceeds of approximately $195.3 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Business Outlook

HomeAway management currently expects to achieve the following results for first quarter ending March 31, 2014 and full year ending December 31, 2014:

First Quarter 2014

•	Total revenue is expected to be in the range of $102.1 to $103.3 million.

•	Adjusted EBITDA is expected to be in the range of $23.9 to $24.6 million.

Full Year 2014

•	Total revenue is expected to be in the range of $429.0 to $436.0 million.

•	Adjusted EBITDA is expected to be in the range of $119.0 to $125.0 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its fourth quarter and full year 2013 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 407-0784, passcode 13574609. Callers outside the United States and Canada should join by dialing (201) 689-8560, passcode 13574609. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on February 19, 2014 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on March 5, 2014 by dialing (877) 870-5176, passcode 13574609, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 13574609.

About HomeAway

HomeAway, Inc. based in Austin, Texas, the world’s leading online marketplace for the vacation rental industry, with sites representing approximately 890,000 paid listings of vacation rental homes in 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and Bookabach.co.nz in New Zealand. Asia Pacific short-term rental site, travelmob.com, is also owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; ability to realize in 2014 the impact from progress in 2013; future growth; and expansion of HomeAway’s global marketplace.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services; (j) the inability to integrate and grow recent acquisitions, and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-Q, filed on November 7, 2013. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and non-GAAP net income. Adjusted EBITDA, free cash flow and non-GAAP net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, interest expense, net, income tax expense (benefit), stock-based compensation expense, net income (loss) attributable to noncontrolling interests, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. plus the after-tax effect of stock-based compensation expense, amortization of intangible assets and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments and a tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and non-GAAP net income are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow and non-GAAP net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow and non-GAAP net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow and non-GAAP net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and non-GAAP net income; and

•	Adjusted EBITDA and non-GAAP net income excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and non-GAAP net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or non-GAAP net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and non-GAAP net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing. Listings are also sold on a pay-for-performance basis to property managers.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in our renewal rate calculation. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and Toprural.es remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture and Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue:
Listing	$78,357	$62,452	$294,661	$238,413
Other	11,912	9,105	51,828	41,991

Total revenue	90,269	71,557	346,489	280,404
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	14,190	12,237	54,638	45,342
Product development	16,193	12,092	58,226	43,152
Sales and marketing	29,172	22,066	112,967	93,366
General and administrative	23,526	14,275	75,169	56,311
Amortization expense	2,763	3,410	11,668	12,438

Total costs and expenses	85,844	64,080	312,668	250,609

Operating income	4,425	7,477	33,821	29,795
Other income (expense):
Interest income	363	244	1,211	928
Other expense:	(4,034)	(386)	(6,017)	(2,587)

Total other income (expense)	(3,671)	(142)	(4,806)	(1,659)

Income before income taxes	754	7,335	29,015	28,136
Income tax expense	(2,581)	(2,786)	(11,724)	(13,175)

Net income	(1,827)	4,549	17,291	14,961
Net loss attributable to noncontrolling interests	(270)	—	(395)	—

Net income (loss) attributable to HomeAway, Inc.	$(1,557)	$4,549	$17,686	$14,961

Net income (loss) per share attributable to HomeAway, Inc.:
Basic	$(0.02)	$0.05	$0.21	$0.18
Diluted	$(0.02)	$0.05	$0.20	$0.18

Weighted average number of shares outstanding:
Basic	87,111	83,200	85,378	82,382
Diluted	90,144	85,410	88,259	84,942

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$324,608	$189,478
Short-term investments	66,798	80,330
Accounts receivable, net of allowance for doubtful accounts of $1,038 and $633 as of December 31, 2013 and December 31, 2012, respectively	20,375	16,343
Income tax receivable	3,340	775
Prepaid expenses and other current assets	7,702	7,312
Restricted cash	1,607	284
Deferred tax assets	8,146	5,425

Total current assets	432,576	299,947
Property and equipment, net	39,807	32,901
Goodwill	507,611	312,412
Intangible assets, net	80,665	59,727
Restricted cash	573	230
Deferred tax assets	1,120	1,807
Other non-current assets	18,320	15,651

Total assets	$1,080,672	$722,675

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,539	$6,613
Income tax payable	1,992	11,137
Accrued expenses	54,625	33,856
Deferred revenue	151,991	126,351

Total current liabilities	212,147	177,957
Deferred revenue, less current portion	2,983	2,879
Deferred tax liabilities	24,046	17,615
Other non-current liabilities	7,557	7,191

Total liabilities	246,733	205,642

Redeemable noncontrolling interests	10,584	—
Commitments and contingencies
Stockholders’ equity
Common stock	9	8
Additional paid-in capital	908,632	618,700
Accumulated other comprehensive loss	(6,747)	(5,450)
Accumulated deficit	(78,539)	(96,225)

Total stockholders’ equity	823,355	517,033

Total liabilities and stockholders’ equity	$1,080,672	$722,675

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Twelve Months
	Ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$17,291	$14,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,399	11,051
Amortization of intangible assets	11,668	12,438
Amortization of premiums on securities and other	4,030	2,409
Stock-based compensation	37,887	27,033
Excess tax benefit from stock-based compensation	(8,226)	(7,122)
Deferred income taxes	(1,455)	(3,119)
Net realized/unrealized foreign exchange loss	2,450	817
Realized loss on foreign currency forwards	2,926	1,910
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(1,790)	251
Income tax receivable	(2,506)	(672)
Prepaid expenses and other assets	878	(6,987)
Accounts payable	(3,348)	3,376
Accrued expenses	11,081	4,457
Income tax payable	(1,006)	11,486
Deferred revenue	21,219	22,401
Other non-current liabilities	(136)	713

Net cash provided by operating activities	104,362	95,403

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(205,470)	(16,207)
Change in restricted cash	(492)	773
Purchases of intangibles and other assets	(625)	(251)
Purchases of non-marketable equity investment	(3,667)	(6,446)
Purchases of short-term investments	(129,782)	(57,080)
Proceeds from maturities of marketable securities	46,679	40,406
Proceeds from sales of marketable securities	92,527	—
Net settlement of foreign currency forwards	(2,926)	(1,910)
Purchases of property and equipment	(19,616)	(17,260)

Net cash used in investing activities	(223,372)	(57,975)

Cash flows from financing activities
Proceeds from exercises of options to purchase common stock	48,473	25,878
Proceeds from follow-on offering, net of offering costs	195,348	—
Excess tax benefit from stock-based compensation	8,226	7,122

Net cash provided by financing activities	252,047	33,000

Effect of exchange rate changes on cash	2,093	842

Net increase in cash and cash equivalents	135,130	71,270
Cash and cash equivalents at beginning of period	189,478	118,208

Cash and cash equivalents at end of period	$324,608	$189,478

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Net income attributable to HomeAway, Inc.	$(1,557)	$4,549	$17,686	$14,961
Add:
Depreciation and amortization	6,327	6,424	25,067	23,489
Stock-based compensation	10,298	7,477	37,887	27,033
Interest income	(363)	(244)	(1,211)	(928)
Foreign exchange expense	4,014	333	5,964	2,618
Income tax expense	2,581	2,786	11,724	13,175
Net loss attributable to noncontrolling interests	(270)	—	(395)	—

Adjusted EBITDA	$21,030	$21,325	$96,722	$80,348

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Cash provided by operating activities	$26,366	$24,752	$104,362	$95,403
Excess tax benefit from stock-based compensation	1,989	(222)	8,226	7,122
Capital expenditures	(4,955)	(2,619)	(19,616)	(17,260)

Free cash flow	$23,400	$21,911	$92,972	$85,265

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Net income attributable to HomeAway, Inc.	$(1,557)	$4,549	$17,686	$14,961
Add:
Stock-based compensation	10,298	7,477	37,887	27,033
Amortization expense	2,763	3,410	11,668	12,438
Related tax effect	(4,571)	(3,810)	(17,343)	(13,815)
Impact on noncontrolling interests of non-GAAP adjustments	(67)	—	(78)	—

Non-GAAP net income	$6,866	$11,626	$49,820	$40,617

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Stock-based compensation:
Cost of revenue	$672	$933	$3,064	$2,675
Product development	2,772	1,669	9,515	5,642
Sales and marketing	2,253	1,666	8,488	6,629
General and administrative	4,601	3,209	16,820	12,087

Total	$10,298	$7,477	$37,887	$27,033

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Depreciation:
Cost of revenue	$1,061	$997	$4,268	$3,682
Product development	850	696	3,092	2,470
Sales and marketing	1,160	928	4,248	3,438
General and administrative	493	393	1,791	1,461

Total	$3,564	$3,014	$13,399	$11,051

Investor Contact:

Jen Ford

Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Victor Wang Public Relations Manager, HomeAway, Inc.

(512) 505-1504

vwang@homeaway.com

###